EXHIBIT 21.1

SUBSIDIARIES OF THESTREET, INC.

ENTITY	JURISDICTION OF INCORPORATION
Bankers Financial Products Corporation	Wisconsin
SP-TSC Holdings LLC	Delaware
The Deal, LLC	Delaware